[LETTERHEAD OF LATHAM & WATKINS LLP]

July 25, 2003

Avery Dennison Corporation

150 North Orange Grove Boulevard

Pasadena, California 91103

Re:	Registration Statement on Form S-8 for Avery Dennison Corporation Employee Stock Option and Incentive Plan, Amended and Restated

Ladies and Gentlemen:

In connection with the registration by Avery Dennison Corporation, a Delaware corporation (the “Company”), of 3,500,000 shares of common stock, par value $1.00 per share (the “Shares”) of the Company to be offered and sold pursuant to the Employee Stock Option and Incentive Plan, Amended and Restated (the “Plan”), under the Securities Act of 1933, as amended, on Form S-8 filed with the Securities and Exchange Commission on July 25, 2003 (the “Registration Statement”), you have requested our opinion set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the sale of the Shares, including their delivery from the Employee Stock Benefit Trust. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon delivery and payment for the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/    Latham & Watkins LLP